EXHIBIT 99.1

Gulf Resources, Inc. Helen Xu Email: beishengrong@vip.163.com Website: http://www.gulfresourcesinc.cn
CCG Investor Relations
Linda Salo, Account Manager
Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com
Website: http://www.ccgirasia.com

Gulf Resources to Convert Wastewater Treatment Chemical Additive Production into Pharmaceutical and Agricultural Chemical Intermediates Production; Announces Formation of a Subsidiary to Explore Bromine and Crude Salt Resources in Sichuan Province

SHANDONG, China, June 7, 2011 -- Gulf Resources, Inc. (Nasdaq:GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company will convert its production of wastewater treatment chemical additives to production of pharmaceutical and agricultural  chemical intermediates. The Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”) production line originally started production of wastewater treatment chemical additives in April 2011.

The switch in production output is due to the Company experiencing some technological limitations on extraction purity, which lead to a lower than expected gross margin for wastewater treatment chemical additives.

The conversion of the production equipment from producing wastewater treatment chemical additives to producing pharmaceutical and agricultural chemical additives requires capital expenditures of approximately $100,000 and is expected to be completed in approximately two weeks.

As the Company believes the future prospects for wastewater treatment chemical additives are positive, it will consider resuming production once it has overcome the technical limitations.

The Company also announced that it intends to register a subsidiary in Daying county, Sichuan province in order to research possible resources for bromine and crude salt in Sichuan province.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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